Cole Real Estate Investments 2325 E. Camelback Road, Suite 1100 Phoenix, Arizona 85016

For further information, contact: John Bacon, VP, Marketing Cole Real Estate Investments jbacon@colecapital.com	Media inquiries, contact Great Ink Communications: (212) 741-2977 Eric Waters - eric.waters@greatink.com Tom Nolan - tom@greatink.com

FOR IMMEDIATE RELEASE

COLE CREDIT PROPERTY TRUST II BOARD OF DIRECTORS TAKES ACTION
RE: DISTRIBUTION REINVESTMENT PLAN AND SHARE REDEMPTION PROGRAM

PHOENIX, AZ: (December 11, 2012) - Cole Real Estate Investments (Cole) announced that the Board of Directors of Cole Credit Property Trust II, Inc. (CCPT II) has unanimously approved the temporary suspension of both CCPT II’s Distribution Reinvestment Plan (DRIP) and its Share Redemption Program (SRP).

“Cole Real Estate Investments and the Board of Directors of CCPT II remain steadfastly committed to the best interests of our investing shareholders,” said Marc Nemer, president and chief executive officer of Cole Real Estate Investments. “The actions taken by the Board of Directors of CCPT II, a majority of whose members are independent, are designed to provide fair and equal treatment to all shareholders and can be considered industry best practices in anticipation of a liquidity event. We look forward to future announcements from CCPT II in the near future.”

All investors will continue to receive their full distributions in cash. Additionally, all redemption requests that were received in good order and accepted by CCPT II on or before December 6, 2012 will be processed in accordance with the SRP. The suspension of the DRIP and SRP will not impact any prior distributions that have been reinvested or shares that have been redeemed.

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Cole Real Estate Investments 2325 E. Camelback Road, Suite 1100 Phoenix, Arizona 85016

About Cole Real Estate Investments
Founded in 1979, Cole Real Estate Investments is one of the nation’s leading acquirers and managers of high-quality, income-producing retail, office and industrial real estate assets. Cole primarily targets net-leased single-tenant and multi-tenant retail properties under long-term leases with creditworthy tenants, as well as single-tenant office and industrial properties, using a conservative investment and financing strategy. According to Real Capital Analytics, a leading industry research firm, Cole has established itself as the No. 1 buyer of all single-tenant assets for the past 10 years. At the end of October 2012, Cole-related entities owned and managed more than 1,950 assets representing approximately 70.6 million square feet of commercial real estate in 47 states, with a combined acquisition cost of more than $11.8 billion. To learn more, visit www.colecapital.com.

Forward-Looking Statements
Certain statements in this press release may be considered forward-looking statements that reflect the current views of Cole Real Estate Investments and Cole’s management with respect to future events. Forward-looking statements about Cole’s and CCPT II’s plans, strategies and prospects are based on current information, estimates and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result outcome or performance in future periods. Cole and CCPT II do not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.